Registration No. 333-100700

File No. 811-21208

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]

Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 20	[X]

OPPENHEIMER DIVIDEND OPPORTUNITY FUND

(Exact Name of Registrant as Specified in Charter)

6803 South Tucson Way, Centennial, Colorado 80112-3924

(Address of Principal Executive Offices) (Zip Code)

(303) 768-3468

(Registrant’s Telephone Number, including Area Code)

Arthur S. Gabinet, Esq.

OFI Global Asset Management, Inc.

Two World Financial Center, 225 Liberty Street

New York, New York 10281-1008

(Name and Address of Agent for Service)

The Prospectus and Statement of Additional Information in the form filed on August 26, 2014 is incorporated herein by reference.

This amendment is being filed solely to file as an exhibit to this Registration Statement, the Amended Schedule A to the Declaration of Trust and the opinion of counsel relating to Class I shares.

OPPENHEIMER DIVIDEND OPPORTUNITY FUND

FORM N-1A

PART C

OTHER INFORMATION

Item 28. - Exhibits

(a)	(i)	Agreement and Declaration of Trust dated 8/15/13, as amended 8/28/2014 with respect to Schedule A: Filed herewith.

(b)	(i)	By-Laws dated 8/15/13: Previously filed with Registrant’s Post-Effective Amendment No. 16, (10/10/13), and incorporated herein by reference.

(c)	(i)	Article V of the Agreement and Declaration of Trust: Previously filed with Registrant’s Post-Effective Amendment No. 16, (10/10/13), and incorporated herein by reference.

	(ii)	Article II of the By-Laws: Previously filed with Registrant’s Post-Effective Amendment No. 16, (10/10/13), and incorporated herein by reference.

(d)	(i)	Amended and Restated Investment Advisory Agreement dated 12/11/13: Previously filed with Registrant’s Post-Effective Amendment No. 18, (6/25/14), and incorporated herein by reference.

	(ii)	Amended and Restated Investment SubAdvisory Agreement dated 9/9/13: Previously filed with Registrant’s Post-Effective Amendment No. 16, (10/10/13), and incorporated herein by reference.

(e)	(i)	General Distributor's Agreement dated 11/8/02: Previously filed with Registrant’s Pre-Effective Amendment No. 1, (11/20/02), and incorporated herein by reference.
(ii)

Form of Dealer Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), (10/23/06), and incorporated herein by reference.

(iii)

Form of Broker Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), (10/23/06), and incorporated herein by reference.

(iv)

Form of Agency Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), (10/23/06), and incorporated herein by reference.

(v)

Form of Trust Company Fund/SERV Purchase Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 45 to the Registration Statement of Oppenheimer High Yield Fund (Reg. No. 2-62076), (10/26/01), and incorporated herein by reference.

	(vi)	Form of Trust Company Agency Agreement of OppenheimerFunds Distributor, Inc.: Previously filed with Post-Effective Amendment No. 34 to the Registration Statement of Oppenheimer Main Street Funds, Inc. (Reg. No. 33-17850), (10/23/06), and incorporated herein by reference.

(f)	Amended & Restated Compensation Deferral Plan for Eligible Trustees, effective 1/1/08: Previously filed with Post-Effective Amendment No. 4 to the Registration Statement of Oppenheimer Portfolio Series (Reg. No. 333-121449), (5/29/09), and incorporated herein by reference.

(g)	(i)	Global Custody Agreement dated 2/16/07: Previously filed with Post-Effective Amendment No. 57 to the Registration Statement of Oppenheimer Rising Dividends Fund (Reg. No. 2-65223), (7/31/07), and incorporated herein by reference.

	(ii)	Amendment dated 2/12/13 to the Global Custody Agreement: Previously filed with Pre-Effective Amendment No. 1 to the Registration Statement of Oppenheimer Global Real Estate Fund (Reg. No. 333-185116), (2/15/13), and incorporated herein by reference.

(h)	Not Applicable.

(i)	(i)	Opinion and Consent of Counsel: Previously filed with Registrant’s Post-Effective Amendment No. 16, (10/10/13), and incorporated herein by reference.

	(ii)	Opinion and Consent of Counsel for Class I shares dated 8/28/2014: Filed herewith.

(j)		Independent Registered Public Accounting Firm’s Consent: Previously filed with Registrant’s Post-Effective Amendment No. 19, (8/26/2014), and incorporated herein by reference.
(k)		Not applicable.

(l)	Investment Letter from OppenheimerFunds, Inc. to Registrant dated 11/1/02: Previously filed with Registrant’s Initial Registration Statement, (10/23/02), and incorporated herein by reference.

(m)	(i)	Amended and Restated Service Plan and Agreement for Class A shares dated 6/30/11: Previously filed with Registrant's Post-Effective Amendment No. 10, (8/24/11), and incorporated herein by reference.

(ii)	Amended and Restated Distribution and Service Plan and Agreement for Class B shares dated 6/30/11: Previously filed with Registrant's Post-Effective Amendment No. 10, (8/24/11), and incorporated herein by reference.

(iii)	Amended and Restated Distribution and Service Plan and Agreement for Class C shares dated 6/30/11: Previously filed with Registrant's Post-Effective Amendment No. 10, (8/24/11), and incorporated herein by reference.

(iv)	Amended and Restated Distribution and Service Plan and Agreement for Class N shares dated 6/30/11: Previously filed with Registrant's Post-Effective Amendment No. 10, (8/24/11), and incorporated herein by reference.

(n)	Oppenheimer Funds Amended and Restated Plan Pursuant to Rule 18f-3: Previously filed with Post-Effective Amendment No. 1 to the Registration Statement of Oppenheimer Global High Yield Fund (Reg. No. 333-176889), (9/25/14), and incorporated herein by reference.

(o)	(i)	Power of Attorney dated 9/16/14 for all Trustees and Officers, except Daniel Vandivort: Previously filed with Post-Effective Amendment No. 12 to the Registration Statement of Oppenheimer Institutional Money Market Fund (Reg. 333-133173), (9/25/14), and incorporated herein by reference.

	(ii)	Power of Attorney dated 10/23/14 for Daniel Vandivort: Previously filed with Post-Effective Amendment No.17 to the Registration Statement of Oppenheimer Rochester Limited Term California Municipal Fund (Reg. No. 333-111230), (11/25/14), and incorporated herein by reference.

(p)	Code of Ethics of the Oppenheimer Funds, OFI Global Asset Management, Inc. OFI SteelPath, Inc., OppenheimerFunds, Inc. (including certain other affiliates and subsidiaries) and OppenheimerFunds Distributor, Inc., dated as of 6/3/13, under Rule 17j-1 of the Investment Company Act of 1940: Previously filed with Post-Effective Amendment No. 14 to the Registration Statement of Oppenheimer SteelPath MLP Funds Trust (Reg. No. 333-163614), (6/27/13), and incorporated herein by reference.

SIGNATURES

As required by the Securities Act of 1933, as amended, this registration statement has been signed on behalf of the registrant, in the City of New York and State of New York, on the 16th day of January, 2015.

Oppenheimer Dividend Opportunity Fund

By:	/S/ Arthur P. Steinmetz*
Arthur P. Steinmetz
President and
Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated:

Signatures	Title	Date

Brian F. Wruble*	Chairman of the	January 16, 2015
Brian F. Wruble	Board of Trustees

Arthur P. Steinmetz*	President and	January 16, 2015
Arthur P. Steinmetz	Principal Executive Officer

Brian W. Wixted*	Treasurer, Principal	January 16, 2015
Brian W. Wixted	Financial & Accounting Officer

David K. Downes*	Trustee	January 16, 2015
David K. Downes

Matthew P. Fink*	Trustee	January 16, 2015
Matthew P. Fink

Edmund P. Giambastiani, Jr.*	Trustee	January 16, 2015
Edmund P. Giambastiani, Jr.

William F. Glavin, Jr.*	Trustee	January 16, 2015
William F. Glavin, Jr.

Elizabeth Krentzman*	Trustee	January 16, 2015
Elizabeth Krentzman

Mary F. Miller*	Trustee	January 16, 2015
Mary F. Miller

Joel W. Motley*	Trustee	January 16, 2015
Joel W. Motley

Joanne Pace*	Trustee	January 16, 2015
Joanne Pace

Daniel Vandivort*	Trustee	January 16, 2015
Daniel Vandivort

Peter I. Wold*	Trustee	January 16, 2015
Peter I. Wold

*By:	/s/ Mitchell J. Lindauer
Mitchell J. Lindauer, Attorney-in-Fact

OPPENHEIMER DIVIDEND OPPORTUNITY FUND

Post-Effective Amendment No. 21

Registration No. 333-100700

EXHIBIT INDEX

Exhibit No.	Description
28 (a)(i)	Declaration of Trust
28 (i)(ii)	Opinion and Consent of Counsel for Class I shares